UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                       July 24, 2012

BCB BANCORP, INC.
(Exact name of Registrant as specified in its charter)

New Jersey (State or Other Jurisdiction of Incorporation)	0-50275 (Commission File Number)	26-0065262 (I.R.S. Employer Identification No.)

104-110 Avenue C, Bayonne, NJ 07002
 (Address of principal executive offices)

(201) 823-0700
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Employment Agreements.  On July 30, 2012, BCB Community Bank (the “Bank”), the wholly-owned subsidiary of BCB Bancorp, Inc. (the “Company”), entered into amended and restated employment agreements with Donald Mindiak, President and Chief Executive Officer of the Company and the Bank, Thomas Coughlin, Chief Operating Officer of the Company and the Bank, and Amer Saleem, Chief Lending Officer of the Company and the Bank (the “New Agreements”).   The New Agreements supersede and replace Messrs. Mindiak’s, Coughlin’s and Saleem’s individual employment agreements with BCB Community Bank dated July 6, 2010 (the “Prior Agreements”).

The material amendments to the Prior Agreements were related to:

•	Changing the term of the Prior Agreements to a fixed term of 12 months commencing on July 30, 2012.

•
Removing the prior provisions that permitted the Prior Agreements to be automatically extended daily so that the remaining term is three years, unless either party to the agreement has given notice that the term will not be extended (commonly referred to as an “evergreen” provision).

•
Providing that the amount of severance paid or provided to the executive following his involuntary termination without cause, disability or death or constructive termination is: (i) one times the executive’s annual rate of base salary and (ii) continued life insurance coverage and non-taxable medical and dental coverage for the remaining term of the New Agreement.

•
Amending the definition of “change in control” so that a change in control event will only occur if there is a change in ownership of the Company or Bank.  A change in ownership of the Company or Bank occurs when one person or a group of persons acquires ownership of the stock of the Company or Bank that together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

•
Providing that in the event of a change in control, the executive would be entitled to a lump sum payment equal to three times the sum of his average annualized base salary paid to him during the three years prior to the change in control.

The determination to amend and restate the Prior Agreements was undertaken primarily so that the agreements better align with safe and sound practices relating to executive compensation and employment contracts.

The foregoing description is qualified in its entirety by reference to the New Agreements that are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 of this Form 8-K, and are incorporated by reference into this Item 5.02.

Notwithstanding the foregoing, on July 24, 2012, the Board of Directors of BCB Community Bank notified Kenneth Walter, Chief Financial Officer of the Company and the Bank, that his employment agreement with BCB Community Bank dated July 6, 2010 will remain effect and will expire on May 10, 2015.  As result, Mr. Walter did not enter into a New Agreement with BCB Community Bank.

Acknowledgment and Release Agreements.  On July 30, 2012, the Company and the Bank entered into acknowledgment and release agreements with Messrs. Mindiak, Coughlin and Saleem.  Under each acknowledgment and release agreement, Messrs. Mindiak, Coughlin and Saleem acknowledged and agreed that their Prior Agreements will be terminated without any further action of any party thereto and superseded by their New Agreements (as described above).  The foregoing description is qualified in its entirety by reference to the acknowledgment and release agreements that are attached hereto as Exhibit 10.4, Exhibit 10.5 and Exhibit 10.6 of this Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell company transactions: Not Applicable.

(d)	Exhibits.

The following Exhibit is attached as part of this report:

Exhibit Number	Description

Exhibit 10.1	Employment Agreement between BCB Community Bank and Donald Mindiak

Exhibit 10.2	Employment Agreement between BCB Community Bank and Thomas Coughlin

Exhibit 10.3	Employment Agreement between BCB Community Bank and Amer Saleem

Exhibit 10.4	Acknowledgment and Release Agreement between BCB Bancorp, BCB Community Bank, and Donald Mindiak

Exhibit 10.5	Acknowledgment and Release Agreement between BCB Bancorp, BCB Community Bank, and Thomas Coughlin

Exhibit 10.6	Acknowledgment and Release Agreement between BCB Bancorp, BCB Community Bank, and Amer Saleem

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCB BANCORP, INC.
DATE: July 30, 2012	By:	/s/ Donald Mindiak
Donald Mindiak
President and Chief Executive Officer (Duly Authorized Representative)